UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

United Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1040 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 2, 2017, the Board of Directors (the “Board”) of United Therapeutics Corporation (the “Company”) adopted the Company’s Fifth Amended and Restated By-Laws (the “Amended By-laws”). The Amended By-laws include the following amendments:

•                  Provide greater specificity regarding the information requirements for any nominee for election or re-election as a director of the Company regardless of method of nomination, including (i) a written representation and agreement by the nominee representing that such nominee (a) consents to being named in the Company’s proxy materials as a nominee and currently intends to serve the full term of the position, (b) is not and will not become a party to any arrangement as to how the nominee will act or vote on an issue that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply, if elected, with his or her fiduciary duties as a director, (c) is not and will not become a party to an arrangement with respect to any direct or indirect compensation in connection with service or action as a director or nominee that has not been disclosed to the Company, and (d) if elected, will comply with all of the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and other policies and guidelines applicable to directors; (ii) a completed and signed questionnaire required of the Company’s directors; and (iii) such other information as the Company may reasonably request. [Section 2.15]

•                  Allow any two authorized officers to sign stock certificates in conformity with Section 158 of the General Corporation Law of the State of Delaware. [Section 6.1]

The Amended By-laws also include certain technical and conforming amendments.  The Amended By-laws became effective upon adoption by the Board.  The foregoing summary is qualified in its entirety by the full text of the Amended By-laws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01  Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibit

3.1	Fifth Amended and Restated By-Laws of United Therapeutics Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: February 3, 2017	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel